Exhibit 4.9

EXECUTION VERSION

INKIA ENERGY LIMITED

8.375% SENIOR NOTES DUE 2021

INDENTURE

Dated as of April 4, 2011

Citibank, N.A., as Trustee

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

iii

INDENTURE dated as of April 4, 2011, among Inkia Energy Limited, an exempted limited liability company organized under the laws of Bermuda, and Citibank, N.A., as trustee.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 8.375% Senior Notes due 2021 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning set forth under Section 4.20 hereof.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meaning.

“Affiliate Transaction” has the meaning set forth under Section 4.11 hereof.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary; or

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3) any Revocation with respect to an Unrestricted Subsidiary or Project Finance Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien or Sale and Leaseback Transaction incurred in accordance with this Indenture) (each, a “disposition”), by the Company or any Restricted Subsidiary of:

(1) any Capital Stock of any Restricted Subsidiary; or

(2) any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Company or any Restricted Subsidiary not in the ordinary course of business.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Section 5.01 hereof or any disposition which constitutes a Change of Control;

(2) any transaction or series of related transactions involving assets with a Fair Market Value not in excess of U.S.$10.0 million;

(3) the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of real property, capital assets or equipment, inventory, indefeasible right of uses, accounts receivable or other assets in the ordinary course of business;

(4) the making of a Restricted Payment permitted under Section 4.07 hereof and any Permitted Investment;

(5) a disposition to the Company or a Restricted Subsidiary (other than a Project Finance Subsidiary), including a Person that is or will become a Restricted Subsidiary (other than a Project Finance Subsidiary) immediately after the disposition;

(6) a disposition to a Project Finance Subsidiary by another Project Finance Subsidiary, including a Person that is or will become a Project Finance Subsidiary immediately after the disposition;

(7) a disposition of the Capital Stock of an Unrestricted Subsidiary;

(8) the sale or disposition of cash or Cash Equivalents;

(9) dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) any issuance of Disqualified Capital Stock otherwise permitted under Section 4.09 hereof; and

(11) the settlement, compromise, release, dismissal or abandonment of any action or claims against any Person.

“Asset Sale Offer” has the meaning set forth under Section 4.10 hereof.

“Asset Sale Offer Amount” has the meaning set forth under Section 4.10 hereof.

“Asset Sale Offer Payment Date” has the meaning set forth under Section 3.09 hereof.

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock, (2) any Designation with respect to an Unrestricted Subsidiary or Project Finance Subsidiary and (3) any sale or other disposition of property or assets excluded from the definition of Asset Sale by clause (5) of that definition.

“Authentication Order” has the meaning set forth under Section 2.02 hereof.

“Bankruptcy Law” means the Bermuda Bankruptcy Act 1989, the relevant provisions of the Companies Act 1981 and the Companies (Winding-Up) Rules 1982, or any similar laws for the relief of debtors.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof; provided that, if such Person has a dual board structure, the term “Board of Directors” shall refer to the board body responsible for the oversight of the business operations of such Person unless the members of such body may be replaced by action taken by the other board body (a “senior board”), in which case the term “Board of Directors” shall refer to the senior board.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Bolivian Indebtedness” means any Indebtedness issued by a Subsidiary incorporated in Bolivia.

“Capital Expenditures” means, for any Person, the aggregate amount of all expenditures of such Person for fixed or capital assets made during such period which, in accordance with IFRS, would be classified as capital expenditures.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3) any warrants, rights or options to purchase or acquire any of the instruments or interests referred to in clause (1) or (2) above, but excluding Indebtedness convertible into equity.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under IFRS, including any Refinancing of such obligations that does not increase the aggregate principal amount thereof as of the date of Refinancing. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with IFRS.

“Cash Equivalents” means at any time, any of the following:

(1) United States dollars or money in other currencies received in the ordinary course of business;

(2) direct obligations of, or unconditionally guaranteed by any country or a state thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the government of such country or a state thereof), maturing not more than one year after such time of purchase, that is rated A2 or higher by Moody’s or A or higher by S&P;

(3) commercial paper maturing no more than one year from the date of purchase thereof and, at the time of acquisition, having an Investment Grade Rating from Moody’s and S&P;

(4) demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) any member State of the European Union, (c) any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than U.S.$250.0 million, (d) with respect to Cash Equivalents made by any Person whose principal place of business is in a jurisdiction other than the United States or such member state of the European Union, a bank operating in such other jurisdiction that either (A) has a long-term local currency rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch, or (B) is ranked (by any applicable governmental regulatory authority or by any reputable, non-governmental ranking organization) as one of the top three banks in such jurisdiction (ranked by total assets), or (e) any bank to the extent the Company or any of its Subsidiaries maintains any deposits with such bank in the ordinary course of business, so long as no such deposit is outstanding for longer than 14 days;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (3) above; and

(6) investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (1) through (4) above.

“Cerro del Aguila Project” means, the project to be developed pursuant to the Peruvian government’s Supreme Resolution No. 064-2010-EM, as such resolution may be amended or replaced from time to time.

“Change of Control” means the occurrence of one or more of the following events:

(1) prior to the first underwritten Public Equity Event, Israel Corp. ceases to be, directly or indirectly, the beneficial owner (as defined below) of more than a majority of the total voting power of the Voting Stock of the Company (including a Surviving Entity, if applicable);

(2) at the time of, or subsequent to, the first underwritten Public Equity Event, the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 35% or more of the total voting power of the Voting Stock of the Company and the Permitted Holders shall own, directly or indirectly, less than such Person or group of the total voting power of the Voting Stock of the Company;

(3) if at any time, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new members whose election to such Board of Directors, or whose nomination for election by our shareholders, was approved by a vote of at least a majority of the members of the Company’s Board of Directors then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the members of the Company’s Board of Directors then in office;

(4) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with the provisions of this Indenture; or

(5) the Company ceases to be, directly or indirectly, the beneficial owner of more than (x) a majority of the total voting power of the Voting Stock of Kallpa (including a Surviving Entity, if applicable) or (y) a majority of the economic value of the outstanding Capital Stock of Kallpa (including a Surviving Entity, if applicable); provided, that this clause (5) shall only be applicable if Kallpa constitutes more than 30% of the Company’s Consolidated EBITDA at the time the Company ceases to beneficially own more than (x) a majority of the total voting power of the Voting Stock of Kallpa (including a Surviving Entity, if applicable) or (y) a majority of the economic value of the outstanding Capital Stock of Kallpa (including a Surviving Entity, if applicable).

For purposes of this definition:

(a)	“beneficial owner” will have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act; and

(b)	“Person” will have the meanings for “person” as used in Sections 13(d) and 14(d) of the Exchange Act.

“Change of Control Offer” has the meaning set forth under Section 4.15 hereof.

“Change of Control Payment” has the meaning set forth under Section 4.15 hereof.

“Change of Control Payment Date” has the meaning set forth under Section 4.15 hereof.

“Clearstream” means Clearstream Banking, S.A.

“COES” means the Committee for the Efficient Operation of the System (Comité de Operación Económica del Sistema), an independent and private Peruvian entity composed of all of the members of the national interconnected electrical system of Peru (Sistema Eléctrico Interconectado Nacional) which is responsible for planning and coordinating the operation of the generation, transmission and distribution systems that form the national interconnected electrical system of Peru (Sistema Eléctrico Interconectado Nacional).

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Company” means Inkia Energy Limited, an exempted limited liability company organized under the laws of Bermuda, and any and all successors thereto.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated EBITDA” means, for any period:

(1) consolidated revenue; minus

(2) consolidated cost of sales; minus

(3) consolidated administrative expenses; plus

(4) consolidated other non-operating income, net; plus

(5) non-cash or non recurring losses or expenses included in any of the foregoing; plus

(6) any dividends, distributions or cash received by the Company or any of its Restricted Subsidiaries from an Unrestricted Subsidiary or any Person in which the Company owns a minority interest;

as each such item is reported on the most recent consolidated financial statements delivered by the Company to the Trustee and prepared in accordance with IFRS.

“Consolidated Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Total Net Indebtedness for such Person as of such date to Consolidated EBITDA for such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination.

For purposes of this definition, Consolidated Total Net Indebtedness and Consolidated EBITDA will be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(1) the Incurrence, repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries (other than any Project Finance Subsidiary) in the case of the Company), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such period or at any time subsequent to the last day of such period and prior to or on such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such period; and

(2) any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries (other than any Project Finance Subsidiary) in the case of the Company), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the such period or at any time subsequent to the last day of such period and prior to or on such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of such period.

For purposes of making such pro forma computation, the amount of Indebtedness under any revolving credit facility will be computed based on:

(a) the average daily balance of such Indebtedness during such period; or

(b) if such facility was created after the end of such period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case giving pro forma effect to any borrowings related to any transaction referred to in clause (2) above.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with IFRS; provided, that there shall be excluded therefrom to the extent reflected in such aggregate net income (loss):

(1) the net income (or loss) of any Person that is (i) not a Restricted Subsidiary, (ii) accounted for by the equity method of accounting or (iii) a Project Finance Subsidiary, except, in each case, to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (other than a Project Finance Subsidiary);

(2) any non-cash charges or expense (other than depreciation, depletion or amortization) and non-cash gains; and

(3) the cumulative effect of changes in accounting principles.

“Consolidated Total Assets” means the aggregate amount of total assets of the Company and its Restricted Subsidiaries, all determined on a consolidated basis in accordance with IFRS, based (i) on the Company’s most recent annual or quarterly balance sheet which are available, (ii) in accordance with IFRS and (iii) on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.

“Consolidated Total Net Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to the aggregate amount (without duplication) of all Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries (other than any Project Finance Subsidiary) in the case of the Company) outstanding at such time less the sum of (without duplication) consolidated cash and Cash Equivalents and consolidated marketable securities recorded as current assets (including the net proceeds from the issuance of the Notes so long as such proceeds are invested in cash and Cash Equivalents and/or consolidated marketable securities recorded as current assets), except for any Capital Stock in any Person, in all cases determined in accordance with IFRS and as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries (excluding any Project Finance Subsidiaries).

“Corporate Trust Office of the Trustee” means (i) for purposes of transfer of Notes and, presentment and surrender of Notes for the final distributions thereon, Citibank, N.A., 111 Wall Street, 15th Floor, New York, New York, 10005, Attention: 15th Floor Window, and (ii) for all other purposes, Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, New York, 10013, Attention: Global Transaction Services—Inkia Energy Limited; or any other address that the Trustee may designate with respect to itself from time to time by notice to the Company and the Holders.

“Covenant Defeasance” has the meaning set forth under Section 8.03 hereof.

“Covenant Suspension Event” has the meaning set forth under Section 4.22 hereof.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designation” and “Designation Amount” have the meanings set forth under Section 4.19 hereof.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the Notes.

“DTC” has the meaning set forth under Section 2.03 hereof.

“Edegel” means Edegel S.A.A.

“Equity Event” means a public or private offering of Qualified Capital Stock of the Company that yields gross proceeds in excess of U.S.$25.0 million.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“EU Country” means any member state of the European Union.

“Event of Default” has the meaning set forth under Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Committed Financing” means each of: (1) Import Credit Facility Agreement (for the issuance of letters of credit), dated August 4, 2010, between Kallpa Generación S.A. and Banco de Crédito del Perú; (2) Bond (Fianza) Agreement for U.S.$5,500,000, dated August 4, 2010, between Kallpa Generación S.A. and Banco de Crédito del Perú; (3) Bond (Fianza) Agreement for U.S.$19,000,000, dated August 4, 2010, between Kallpa Generación S.A. and Banco de Crédito del Perú; (4) Bond (Fianza) Agreement for U.S.$6,500,000, dated April 8, 2010, between Kallpa Generación S.A. and Banco de Crédito del Perú; (5) Master Bond Issuance Agreement (with financing), dated January 26, 2010, between Kallpa Generación S.A. and Scotiabank Perú S.A.A.; (6) U.S.$5,000,000 short-term Credit Facility Approval from Banco Citibank de El Salvador, S.A. to Nejapa Power Co. LLC and Cenérgica S.A. de C.V.; (7) U.S.$20,000,000 Letter of Credit Facility Approval from Scotiabank El Salvador S.A. to Nejapa Power Company LLC; (8) Bank Bond, dated March 12, 2010, from Banco Bisa S.A. to COBEE for the benefit of Empresa Minera San Cristobal; (9) Letter of Credit Agreement, dated July 20, 2010, between Banco Bisa S.A. and COBEE; (10) Letter of Credit Agreement, dated October 21, 2010, between Banco Bisa S.A. and COBEE; (11) Amendment and Extension, dated December 29, 2010, between Banco Mercantil Santa Cruz S.A. and COBEE, to a U.S.$1,500,000 Letter of Credit Agreement, dated December 3, 2008; (12) U.S.$300,000 Bank Bond, dated December 14, 2010, from Banco Union S.A. to COBEE for the benefit of Yacimientos Petrolíferos Fiscales Bolivianos; (13) U.S.$308,400 Bank Bond, dated December 14, 2010, from Banco Union S.A. to COBEE for the benefit of Yacimientos Petrolíferos Fiscales Bolivianos; (14) Revolving Credit Facility Agreement, dated December 16, 2008, between Banco Union S.A. and COBEE; (15) Secured Credit Facility (for the issuance of Letters of Credit), dated July 2, 2010, between Citibank, N.A. and Compañia de Electricidad de Puerto Plata, S.A.; (16) Credit Agreement, dated as of November 13, 2009, among Kallpa Generación S.A., as borrower, the lenders named therein, as lenders, The Bank of Nova Scotia, as co-lead arranger & co-bookrunner, Banco de Crédito del Perú S.A., as co-lead arranger & co-bookrunner, and The Bank of Nova

Scotia, as administrative agent; (17) Line of Credit, dated as of December 30, 2010, among Nejapa Power Company, LLC and Cenérgica, S.A. de C.V., as borrowers, and Banco Citibank de El Salvador, S.A., as lender; (18) Letter of Credit Agreement, dated April 16, 2009, between Southern Cone Power Peru S.A. and Banco de Crédito del Peru; (19) Letter of Credit Agreement, dated July 28, 2010, between Cenérgica, S.A. de C.V. and Banco HSBC Salvadoreño, S.A.; and (20) Revolving Line of Credit, dated as of December 31, 2010, between Nejapa Power Company, LLC, as borrower, and Scotiabank El Salvador, S.A., as lender.

“Existing Management Incentive Plan” means the management incentive plan in existence of the Issue Date as described in the Offering Memorandum under the heading “Management—Stock Option Plan.”

“Fair Market Value” means the value that would be paid by a buyer to an unaffiliated seller, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture) and evidenced by a Board Resolution; provided, that with respect to any price less than U.S.$2.0 million (or the equivalent in other currencies) only a good faith determination by the Company’s senior management will be required.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Fuel Agreement” of any Person means any fuel price protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge fuel price risk of such Person. For the avoidance of doubt, the term “Fuel Agreement” does not include long-term fuel supply purchase agreements.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Governmental Authority” means the government of the Bermuda, Peru or any other nation or any political subdivision of any thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided, that “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Fuel Agreement.

“Holder” means a Person in whose name a Note is registered.

“Holding Company Permitted Liens” means any of the following:

(1) Liens securing Acquired Indebtedness Incurred in accordance with Section 4.09 hereof not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company and

(b) such Liens do not extend to or cover any property of the Company other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company;

(2) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(3) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired; and

(4) Liens for the purpose of securing the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business, provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred in accordance with Section 4.09 hereof and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the preceding). For the avoidance of doubt, any completion guarantee entered into by a Person that qualifies as Indebtedness of such Person shall be Incurred on the date the completion guarantee becomes a legal, valid and binding obligation of such Person.

“Indebtedness” means with respect to any Person, without duplication:

(1) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person, other than power purchase agreements and fuel supply and transportation agreements that are treated as such;

(4) Purchase Money Indebtedness;

(5) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

(6) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) through (10) below;

(7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of such Person (other that the Capital Stock of such Person, if any such Person is a Project Finance Subsidiary or an Unrestricted Subsidiary), the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8) all obligations under Hedging Obligations of such Person to the extent such Hedging Obligations appear as a liability on the balance sheet of such Person, prepared in accordance with IFRS;

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided, that:

(a)	if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to this Indenture, and

(b)	if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof; and

(10) all liabilities recorded on the balance sheet of such Person in connection with any equity commitments made to a Project Finance Subsidiary.

Notwithstanding anything to the contrary contained herein, Indebtedness shall not include: (a) any intercompany loan provided by Israel Corp. or any of its Affiliates that is subordinated, in the event of a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, insolvency or receivership, to the prior payment in full in cash of all obligations with respect to the Notes; provided, that any future intercompany loan provided by Israel Corp. or any of its Affiliates shall be subordinated, in the event of a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, insolvency or receivership, to the prior payment in full in cash of all obligations with respect to the Notes, and shall contain subordination provisions that are not more disadvantageous to the Holders in any material respect, taken as a whole, than the subordination provisions in the intercompany loans provided by Israel Corp. or any of its Affiliates as of the Issue Date, (b) any liabilities recorded on the balance sheet of the Company or any Restricted Subsidiary in connection with any equity contribution commitments for the Cerro del Aguila Project or (c) completion guarantees or equity commitments that are treated as Restricted Payments at the election of the Company.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant that is, in the reasonable judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first U.S.$300,000,000 in aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Intermediate Holding Company” means Inkia Americas Holdings Limited, Inkia Americas Limited and any other Restricted Subsidiary of the Company that owns directly or indirectly at least 25% of the Capital Stock of Edegel or Kallpa; provided, that such Restricted Subsidiary shall be a “passive” holding company.

“Investment” means, with respect to any Person, any:

(1) direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person (other than advances or extensions of credit to customers in the ordinary course of business or any debt or extension of credit by a bank deposit other than a time deposit),

(2) capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

The Company will be deemed to have made an “Investment” in an Unrestricted Subsidiary or a Project Finance Subsidiary, as applicable, at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary or a Project Finance Subsidiary, as applicable, at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or a Project Finance Subsidiary, as applicable, owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary or a Project Finance Subsidiary, as applicable, will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Grade Rating” means BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch, or the equivalent of such global ratings by S&P, Moody’s or Fitch.

“Issue Date” means the first date of issuance of Notes under this Indenture.

“Judgment Currency” has the meaning set forth under Section 7.07 hereof.

“Kallpa” means Kallpa Generación S.A.

“Kallpa Completion Date” means the commercial operation date of the Kallpa combined cycle plant, as determined by COES.

“Legal Defeasance” has the meaning set forth under Section 8.02 hereof.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or Bermuda or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, brokerage commissions, sales commissions and other direct costs);

(2) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness including premiums and accrued interest that are either (a) secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Asset Sale or (b) otherwise required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with IFRS, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligor” on the Notes means the Company and any successor obligor upon the Notes.

“Offering Memorandum” means the offering memorandum for the Notes dated March 29, 2011.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, General Counsel, Chief Accounting Officer, the Treasurer, the Controller or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company (except as otherwise provided in this Indenture), and who shall be reasonably acceptable to the Trustee, containing customary exceptions and qualifications and which shall not be at the expense of the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” has the meaning set forth under Section 2.03 hereof.

“Payor” has the meaning set forth under Section 4.20 hereof.

“Permitted Business” means (i) the business or businesses conducted by the Company, its Subsidiaries and other operating businesses described in the Offering Memorandum as of the Issue Date , and (ii) any business reasonably ancillary, complementary, similar or related to the business or businesses provided for in clause (i) above.

“Permitted Holders” means Israel Corp., any fund managed by Israel Corp. or any Affiliate thereof.

“Permitted Indebtedness” has the meaning set forth under Section 4.09 hereof.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary (other than a Project Finance Subsidiary) in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary (other than a Project Finance Subsidiary) or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary (other than a Project Finance Subsidiary);

(2) Investments in the Company (including purchases by the Company or any Restricted Subsidiary of the Notes or any other Indebtedness of the Company or any wholly-owned Restricted Subsidiary);

(3) Investments in cash and Cash Equivalents;

(4) any Investment existing on, or made pursuant to written agreements existing on, the Issue Date and any extension, modification or renewal of such Investments (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof (unless a binding commitment therefore has been entered into on or prior to the Issue Date), other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(5) Investments permitted pursuant to clause (2)(c) or (d) of Section 4.11 hereof;

(6) any Investments received in compromise or resolution of (A) obligations of Persons that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Persons; or (B) litigation, arbitration or other disputes;

(7) Investments by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under Section 4.10 hereof;

(8) Investments permitted under clause 2(d) of Section 4.09 hereof,

(9) loans and advances to officers, directors and employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed U.S.$2.0 million at any one time outstanding;

(10) any Investment acquired from a Person which is merged with or into the Company or any Restricted Subsidiary, or any Investment of any Person existing at the time such Person becomes a Restricted Subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction;

(11) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company; and

(12) Investments in Project Finance Subsidiaries and in Edegel in the aggregate not to exceed the aggregate of (i) U.S.$100.0 million plus (ii) the net proceeds from this offering that is not used to repay existing Indebtedness, at any one time outstanding

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Project Finance Subsidiary” means any Restricted Subsidiary and any Restricted Subsidiary thereof that is a special purpose vehicle established to finance a project for the acquisition, construction, development and exploitation of any power plant, transmission facility, distribution facility, fuel shipment receiving facility, gas pipeline or other related facility.

“Public Equity Event” means a public offering of Qualified Capital Stock of the Company in excess of U.S.$100.0 million.

“Purchase Money Indebtedness” means all obligations of a Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement due more than six months after such property is acquired and excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock or that are not convertible into or exchangeable into Disqualified Capital Stock.

“Rating Agency” means any of S&P, Fitch or Moody’s; or if, at the relevant time of determination, S&P, Fitch or Moody’s do not have a public rating in effect on the Notes, an internationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P, Fitch or Moody’s, as the case may be.

“Rating Event” means that at any time within 90 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) after the earlier of the date of public notice of a Change of Control and of the Company’s intention or that of any Person to effect a Change of Control, (i) in the event the Notes are assigned an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of the Notes by any Rating Agency shall be below an Investment Grade Rating; (ii) in the event the Notes are rated below an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of the Notes by any Rating Agency shall be decreased by one or more categories, or (iii) the Notes shall not be, or cease to be, rated by at least one of the Rating Agencies; provided that, in each case, any such Rating Event is in whole or in part in connection with a Change of Control.

“Reference Treasury Dealers” means Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates which are primary United States government securities dealers and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part or, in the case of a revolving credit facility, any re-borrowing of amounts previously advanced and re-paid thereunder. “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary (other than a Project Finance Subsidiary) issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary (other than a Project Finance Subsidiary) so long as:

(1) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable fees, expenses and defeasance costs, if any, incurred by the Company in connection with such Refinancing);

(2) such new Indebtedness has:

(a)	a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

(b)	a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced;

(3) if the Indebtedness being Refinanced is:

(a)	Indebtedness of the Company, then such Refinancing Indebtedness will be Indebtedness of the Company,

(b)	Indebtedness of a Restricted Subsidiary, then such Refinancing Indebtedness will be Indebtedness of the Company and/or such Restricted Subsidiary, and

(c)	Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning set forth under Section 2.03 hereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Relevant Taxing Jurisdiction” has the meaning set forth under Section 4.20 hereof.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall, in each case, have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth under Section 4.07 hereof.

“Restricted Subsidiary” means any Subsidiary of the Company or any Restricted Subsidiary which at the time of determination is not an Unrestricted Subsidiary.

“Restricted Subsidiary Permitted Liens” means any of the following:

(1) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, material-men, repairmen and other Liens imposed by law (including tax Liens) incurred in the ordinary course of business;

(2) Liens Incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security (including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith) or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(4) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company, including rights of offset and set-off;

(5) Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with Section 4.09 hereof;

(6) Liens existing on the Issue Date and any extension, renewal or replacement thereof or of any Lien in clauses (7), (8) or (9) below; provided, however, that the total amount of Indebtedness so secured is not increased plus any premiums, fees and expenses in connection with such extension, renewal or replacement;

(7) Liens on any property or assets (including Capital Stock of any person) securing Indebtedness Incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the Issue Date; provided that (a) the aggregate principal amount of Indebtedness secured by the Liens will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (b) the Lien is incurred before, or within 365 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of the Company or any Restricted Subsidiary; and provided, further, that to the extent that the property or asset acquired is Capital Stock, the Lien also may encumber other property or assets of the person so acquired;

(8) any Lien securing Indebtedness for the purpose of financing all or part of cost of the acquisition, construction or development of a project; provided that the Liens in respect of such Indebtedness are limited to assets (including Capital Stock of the project entity) and/or revenues of such project; and provided, further, that the Lien is incurred before, or within 365 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of the Company or any Restricted Subsidiary;

(9) any Lien existing on any property or assets of any person before that person’s acquisition (in whole or in part) by, merger into or consolidation with the Company or any Restricted Subsidiary after the Issue Date; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(10) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(11) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;

(12) Liens constituting any interest of title of a lessor, a licensor or either’s creditors in the property subject to any lease (other than a capital lease);

(13) any Lien securing Indebtedness Incurred pursuant to clauses (2)(i) or (2)(l) under Section 4.09 hereof.

(14) Liens securing Indebtedness Incurred by a Subsidiary that was a Project Finance Subsidiary at the time of such Incurrence and the granting of such Liens that continue to exist after the date that the Company revokes the designation of such Subsidiary as a Project Finance Subsidiary; and

(15) Liens securing an amount of Indebtedness outstanding at any one time not to exceed 10.0% of Consolidated Total Assets.

“Reversion Date” has the meaning set forth under Section 4.22 hereof.

“Revocation” has the meaning set forth under Section 4.19 hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means the Notes and any other Indebtedness of the Company that ranks equal in right of payment with the Notes.

“Significant Subsidiary” means a Subsidiary of the Company constituting a “Significant Subsidiary” of the Company in accordance with Rule l-02(w) of Regulation S-X under the Securities Act in effect on the date hereof; provided, that for the purposes of Event of Default (7) with respect to a Project Finance Subsidiary only, the significance of such Subsidiary shall be calculated with respect to the Company’s (i) investment in and advances to, and (ii) equity in the income from continuing operations before income taxes, extraordinary items and the cumulative effect of changes in accounting principles in, such Subsidiary.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Person the account of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date.

“Surviving Entity” has the meaning set forth under Section 5.01 hereof.

“Suspended Covenants” has the meaning set forth under Section 4.22 hereof.

“Suspension Period” has the meaning set forth under Section 4.22 hereof.

“Taxes” has the meaning set forth under Section 4.20 hereof.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means Citibank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unconsolidated Interest Coverage Ratio” means, for any Person , for the most recently ended period of four consecutive fiscal quarters for which financial statements of such Person have been provided to the Trustee pursuant to this Indenture, the ratio of Unconsolidated Operating Cash Flow to Unconsolidated Interest Expense for such period; provided that:

(1) if the Company has

(a)	Incurred any Indebtedness since the beginning of such period that remains outstanding on the date of the transaction giving rise to the need to calculate the Unconsolidated Interest Coverage Ratio or if the transaction giving rise to the need to calculate the Unconsolidated Interest Coverage Ratio is an Incurrence of Indebtedness, Unconsolidated Operating Cash Flow and Unconsolidated Interest Expense for such period will be calculated on a pro forma basis as if such Indebtedness had been Incurred on the first day of such period, except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the day of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such period or such shorter period for which such facility was outstanding; or (ii) if such facility was created after the end of such period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); or

(b)	repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, other than Indebtedness Incurred under any revolving credit facility, unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Unconsolidated Interest Coverage Ratio, Unconsolidated Operating Cash Flow and Unconsolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness; and

(2) if since the beginning of such period or on the date of the transaction giving rise to the need to calculate the Unconsolidated Interest Coverage Ratio, the Company has made or makes any Asset Sale Transaction or Asset Acquisition, then Unconsolidated Operating Cash Flow for such period will be calculated on a pro forma basis as if such Asset Sale Transaction or Asset Acquisition had occurred on the first day of such period.

For purposes of this definition, whenever Unconsolidated Interest Expense or Unconsolidated Operating Cash Flow is to be calculated on a pro forma basis, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and the effects of such Indebtedness are to be calculated on a pro forma basis, the interest expense related to such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term as at the date of determination in excess of twelve months).

“Unconsolidated Interest Expense” means, for any Person, for any period, such Person’s aggregate accrued interest expense for such period (determined on an unconsolidated basis, without duplication), including the portion of any payments made in respect of Capitalized Lease Obligations allocable to interest expense, but excluding any interest expense incurred in connection with any intercompany loan provided by Israel Corp. or any of its Affiliates.

“Unconsolidated Operating Cash Flow” means, for any period, for any Person, the sum of the following amounts (determined on an unconsolidated basis, without duplication), but only to the extent received in cash by the Company from a Person during such period:

(1) dividends paid to the Company by its Subsidiaries during such period;

(2) consulting and management fees paid to the Company for such period;

(3) interest and other distributions paid during such period with respect to cash and Cash Equivalents of the Company;

(4) distributions arising from any capital reduction;

(5) interest payments made with respect to any intercompany loans provided to any Subsidiary; and

(6) loans made or repaid to the Company from Subsidiaries in anticipation of the payment of dividends which funds for the payment of such dividends have been set aside for such period,

less the sum of the following expenses (determined on an unconsolidated basis without duplication), in each case to the extent paid by the Company during such period and regardless of whether any such amount was accrued during such period:

(1) income tax expenses of the Company, and

(2) Unconsolidated Operating Expenses.

“Unconsolidated Operating Expenses” means the expenses paid in cash in conducting normal business operations, including wages, salaries, administrative expenses, professional expenses, insurance and rent, of any Person, for any period, determined on an unconsolidated basis.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company or a Restricted Subsidiary Designated as such pursuant to Section 4.19 hereof; any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of such covenant.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

a)	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

b)	the sum of the products obtained by multiplying:

1.	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

2.	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Section 1.02 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, and the Holders by their acceptance of the Notes, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

Two Officers must sign the Notes for the Company by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes, up to the aggregate principal amount of the Initial Notes, plus Additional Notes issued pursuant to this Section 2.02 and Section 4.09 hereof; provided, that if such Additional Notes will bear the same CUSIP number or otherwise will be indistinguishable from the Notes, no such Additional Notes may be issued unless the Company delivers to the Trustee an Opinion of Counsel to the effect that such Additional Notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes and that all conditions precedent in this Indenture to such issuance have been complied with. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof. Such Authentication Order shall specify the principal amount of the Notes to be authenticated, the date on which the issue of the Notes is to be authenticated, the number of separate Notes certificates to be authenticated, the registered Holder of each such Note and delivery instructions, and, in the case of an issuance of Additional Notes after the Issue Date, shall certify that such issuance is in compliance with Section 4.09 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee of all amounts that it is obligated to pay, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. The Global Notes shall be exchanged by the Company for Definitive Notes only in the following limited circumstances:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act at a time when it is required to be so registered in order to act as depository, and in each case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Company, the Trustee, the Paying Agent, nor any agent of the Company shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of

Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (4) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) Reserved.

(E) Reserved.

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) Reserved.

(E) Reserved.

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of

Exhibit B hereto, including the certifications in item (4) thereof;

and if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

(i) If a Rule 144A Note:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, (A) IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR 904 OF REGULATION S AND, WITH RESPECT TO (A) AND (B), EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO SUCH ACCOUNT; (2) AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT (A) (I) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (III) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (IV) IN AN OFFSHORE TRANSACTION COMPLYING WITH THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS; AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH PARAGRAPH 2A(V) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS (IN THE FORM ATTACHED AS EXHIBITS TO THE INDENTURE), OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND WILL ONLY BE REMOVED AT THE OPTION OF INKIA ENERGY LIMITED.”

(ii) if a Regulation S Global Note:

“PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE REOFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF THE INDENTURE REFERRED TO HEREIN”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF INKIA ENERGY LIMITED.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.04 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary. So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder represented by the Global Note for all purposes under this Indenture. Owners of beneficial interests in respect of a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder, except as provided under Section 13.02 hereof. Accordingly, each Holder owning a beneficial interest in respect of a Global Note must rely on the procedures of the Depositary and, if such Holder is not a participant or an indirect participant, on the procedures of the participant through which such Holder owns its interest, to exercise any rights of a Holder of Notes under this Indenture or such Global Note.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically by “.pdf”.

(9) The Trustee shall be entitled to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and the transferee. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture, Applicable Procedures or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any certificated Note or Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss or liability that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07(c) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8.03 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any Affiliate of the Company.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in accordance with its customary procedures. Certification of disposal of such Notes will be delivered to the Company upon its request therefor. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date and shall provide two Business Day’s written notice thereof to the Trustee; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP/ISIN Numbers.

The Company in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

In the event that less than all of the Notes are to be redeemed or purchased at any time, selection of Notes for redemption shall be made (i) in compliance with the requirements of the principal national securities exchange, if any, on which Notes are listed and any applicable depository procedures, (ii) by lot or such other similar method in accordance with the applicable procedures of DTC (if the Notes are global notes), or (iii) if there are no such requirements of such exchange or the Notes are not then listed on a national securities exchange or DTC, on a pro rata basis or by such other method the Trustee deems fair and reasonable. No Notes of a principal amount of U.S.$200,000 or less may be redeemed in part and Notes of a principal amount in excess of U.S.$200,000 may be redeemed in part in multiples of U.S.$1,000 only.

The Trustee shall promptly (and in any event, within 5 Business Days) notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before the redemption date (except that with respect to a redemption described in Section 3.07(c) hereof, notice shall be given within 120 days after the date of the closing of the Equity Event), the Company shall mail or cause to be mailed, by first-class mail, postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Definitive Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) the CUSIP number, together with a statement that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, or such shorter period agreed to by the Company and the Trustee, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price together with accrued and unpaid interest thereon through the date of redemption. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

At or before the close of business one Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof. Upon redemption or purchase of any Notes by the Company, such redeemed or purchased Notes will be cancelled.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, subject to the minimum denomination set forth in Section 2.01 hereof.

Section 3.07 Optional Redemption.

(a) At any time prior to April 4, 2016, the Company shall have the right, at its option, to redeem any of the Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 101% of the principal amount of such Notes and (2) the present value to be calculated by an Independent Investment Banker at such redemption date of (i) the redemption price of such Notes at April 4, 2016 (such redemption price being set forth in the table below) plus (ii) all required interest payments thereon through April 4, 2016 on such Notes (excluding accrued but unpaid interest to the redemption date), in each case, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case any accrued and unpaid interest on the principal amount of such Notes to, but excluding, the date of redemption.

(b) At any time, or from time to time, after April 4, 2016, the Company may redeem the Notes, at its option, in whole or in part, at the following redemption prices, expressed as percentages of the principal amount on the redemption date, plus any accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on April 4 of any year set forth below:

Year	Percentage
2016	104.188%
2017	102.792%
2018	101.396%
2019 and thereafter	100.000%

(c) At any time, or from time to time, on or prior to April 4, 2014, the Company may, at its option, use the net cash proceeds of one or more Equity Events to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued (calculated after giving effect to the issuance of Additional Notes, if any) at a redemption price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (calculated after giving effect to the original issuance of Additional Notes, if any) shall remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Subsidiaries). Notice of any such redemption shall be given within 120 days after the date of the closing of the relevant Equity Event.

(d) If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) or treaties of (i) Bermuda, (ii) any other jurisdiction in which the Company is organized, (iii) any other Relevant Taxing Jurisdiction or (iv) any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, treaties, rules or regulations becomes effective on or after the date on which the Notes are issued (or in the case of (ii) after the date when the Company becomes organized in such jurisdiction), a Payor would be obligated, after taking all reasonable measures to avoid this requirement, to pay Additional Amounts (it being understood that changing the jurisdiction of incorporation of the Company shall not be a reasonable measure), then, at the Payor’s option, all, but not less than all, of the Notes may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any Additional Amounts due thereon up to, but excluding, the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this Section 3.07(d), the Payor will deliver to the Trustee:

(1) an Officer’s Certificate stating that the Payor is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to such redemption have occurred; and

(2) an Opinion of Counsel of the Relevant Taxing Jurisdiction of recognized standing to the effect that no later than the next succeeding date on which interest is to be paid, the Payor has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

As long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture, interest will cease to accrue on Notes or portions thereof called for redemption on and after the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Repurchase.

The Company or any of its Affiliates may at any time purchase Notes at any price or prices in the open market or otherwise. Notes redeemed pursuant to the terms of this Indenture or so purchased may be held or resold or, at the Company or any of its Affiliates’ discretion, surrendered to the Trustee for cancellation.

Section 3.09 Offer to Purchase by Application of Net Cash Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.

To the extent there exist remaining Net Cash Proceeds, pursuant to Section 4.10 hereof, the Company shall purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis (with such adjustments made so that no Notes will be purchased in an unauthorized denomination), and, at the Company’s option, on a pro rata basis with the Holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Senior Indebtedness to be purchased equal to such Net Cash Proceeds. The purchase date shall be no earlier than 30 days nor later than 60 days from the date notice of such Asset Sale Offer is mailed, other than as may be required by law (the “Asset Sale Offer Payment Date”).

If the Asset Sale Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Within 30 days following an Asset Sale Offer, the Company shall send, electronically or by first class mail, a notice to the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer, including the Asset Sale Offer Payment Date. The notice, which will govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the remaining Net Cash Proceeds, Asset Sale Offer Amount and the Asset Sale Offer Payment Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Asset Sale Offer Payment Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in whole or in part in integral multiples of U.S.$1,000 only in exchange for cash, provided that the principal amount of such tendering Holder’s Note shall not be less than U.S.$200,000;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Offer Payment Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Senior Indebtedness surrendered by holders thereof exceeds the amount of remaining Net Cash Proceeds, the Company will select the Notes and other pari passu Senior Indebtedness to be purchased on a pro rata basis based on amounts tendered as set forth above (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of U.S.$1,000, or integral multiples thereof, will be purchased, provided that the principal amount of such tendering Holder’s Note shall not be less than U.S.$200,000); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the portion thereof not purchased upon cancellation of the original Notes (or appropriate adjustments to the amount and beneficial interests in Global Notes, as appropriate)

On or before the Asset Sale Offer Payment Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof properly tendered and not withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes properly tendered and not withdrawn, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary, the Trustee or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Offer Payment Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Offer Payment Date. By the close of business on the Business Day prior to the Asset Sale Offer Payment Date, the Company shall deposit with the Trustee or with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered and not withdrawn.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds at or before the close of business one Business Day prior to the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof, where Notes may be surrendered for registration of transfer or for exchange. If such office or agency is other than an office of the Trustee or an Affiliate of the Trustee, the Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations and surrenders, may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

So long as any Notes remain outstanding:

(a) The Company shall provide the Trustee with annual consolidated financial statements audited by an internationally recognized firm of independent public accountants within 180 days after the end of the Company’s fiscal year, and, commencing with the first full quarter after the Issue Date, unaudited quarterly financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter and year-to-date period then ended and the corresponding fiscal quarter and year-to-date period from the prior year, except that the comparison of the balance sheet will be as of the end of the previous fiscal year) within 90 days of the end of each of the first three fiscal quarters of each fiscal year. Such annual and quarterly financial statements will be prepared in accordance with IFRS and be accompanied by a “management discussion and analysis” of the results of operations and liquidity and capital resources of the Company and its Subsidiaries on a consolidated basis for the periods presented in a level of detail comparable to the management discussion and analysis of the results of operations and liquidity and capital resources of the Company and its Subsidiaries contained in the Offering Memorandum. All of the foregoing documents will be in English.

(b) The Company will provide the Trustee copies (including English translations of documents prepared in another language) of all public filings made with any securities exchange or securities regulatory agency or authority within thirty (30) Business Days of such filing.

(c) The Company will make available, upon request, to any Holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of the covenants hereunder or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 135 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has complied with its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company shall deliver to the Trustee upon becoming aware of any Default or Event of Default as promptly as practicable (and in any event within 5 Business Days) written notice of any event that would constitute a Defaults or Events of Default, their status and what action the Company is taking or proposes to take in respect thereof. In the absence of any such notice of Default or Event of Default from the Company and any description of Default or Event of Default in such Officers’ Certificate, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(a) declare or pay any dividend or make any distribution or return of capital on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(i)	dividends or distributions payable in Qualified Capital Stock of the Company,

(ii)	dividends, distributions or returns of capital payable to the Company and/or a Restricted Subsidiary (other than a Project Finance Subsidiary, except to the extent that the dividend, distribution or return of capital is made by a Project Finance Subsidiary to another Project Finance Subsidiary), or

(iii)	dividends, distributions or returns of capital made on a pro rata basis to the Company and its Restricted Subsidiaries (other than a Project Finance Subsidiary, except to the extent that the dividend, distribution or return on of capital is made by a Project Finance Subsidiary to another Project Finance Subsidiary), on the one hand, and the other holders of Capital Stock of such Restricted Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company except for Capital Stock held by the Company or a Restricted Subsidiary (other than a Project Finance Subsidiary, except to the extent that the purchase, redemption, acquisition or retirement is made by a Project Finance Subsidiary from another Project Finance Subsidiary):

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness except (i) a payment of interest, (ii) a repayment, redemption, repurchase, defeasance or acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such repurchase, defeasance or acquisition or retirement and (iii) Subordinated Indebtedness permitted to be Incurred under clause (e) of the definition of “Permitted Indebtedness”;

(d) make any Restricted Investment; or

(e) pay any interest, principal or other amount on any intercompany loan provided by Israel Corp. or any of its Affiliates (other than the Company or any Restricted Subsidiary);

if immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Company is not able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to clause (1)(a) of Section 4.09 hereof,

(3) if such Restricted Payment is a Restricted Payment described in clauses (a), (b) or (e) of the definition thereof, the Kallpa Completion Date shall not have occurred, or

(4) the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof shall exceed the sum of:

(A) 100% of cumulative Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued on a cumulative basis during the period, treated as one accounting period, beginning on January 1, 2011 to the end of the most recent fiscal quarter for which financial statements of the Company have been provided to the Trustee pursuant to this Indenture; plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of property other than cash received by the Company from any Person from any:

(1) (i) contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock and, (ii) issuance and sale of Qualified Capital Stock of the Company subsequent to January 1, 2011, or

(2) issuance and sale subsequent to January 1, 2011 (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness included in clauses (1), (2), (3), (4) and (9) of the definition thereof of the Company or any Restricted Subsidiary (other than a Project Finance Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of the Company;

excluding, in each case, any net cash proceeds:

(w) received from a Restricted Subsidiary of the Company; or

(x) applied in accordance with clause (2) or (3) of the second paragraph of this Section 4.07; plus

(C) to the extent that any Restricted Investment is sold for cash or otherwise liquidated or repaid for cash or Designated as a Restricted Subsidiary, the cash proceeds with respect to such Restricted Investment (less the cost of disposition, if any) in the case of any sale, liquidation or repayment and the Fair Market Value of the Company’s Restricted Investments as of the date of Designation in the case of any Designation; provided, that if such Restricted Investment was made prior to the Issue Date, such amount shall not be included in determining if the Company can make a Restricted Payment provided for in clauses (a), (b) and (c) of the first paragraph of this Section 4.07; plus

(D) to the extent that:

(1) any Unrestricted Subsidiary of the Company Designated as such on or after the Issue Date is redesignated as a Restricted Subsidiary and not as a Project Finance Subsidiary, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation; and

(2) any Project Finance Subsidiary of the Company Designated as such on or after the Issue Date has such Designation revoked and such Project Finance Subsidiary remains a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such revocation; plus

(E) to the extent that the Company or a Restricted Subsidiary terminates all or any part of any commitment to make an Investment that was previously accounted for as a Restricted Payment under clause (7) of the next succeeding paragraph, the amount of the terminated commitment; plus

(F) to the extent not included above under this clause, 100% of any dividends, distributions or cash received by the Company or any of its Restricted Subsidiaries from an Unrestricted Subsidiary, Project Finance Subsidiary or any Person in which the Company or a Restricted Subsidiary owns a minority interest.

Notwithstanding the preceding paragraph, this Section 4.07 does not prohibit:

(1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption pursuant to the preceding paragraph;

(2) any Restricted Payment either (i) in exchange for Qualified Capital Stock of the Company or (ii) through the application of the net cash proceeds received by the Company from (x) a substantially concurrent sale of Qualified Capital Stock of the Company or (y) a contribution to the Capital Stock of the Company not representing an interest in Disqualified Capital Stock, in each case, not received from a Restricted Subsidiary of the Company; provided that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds will be excluded from clause (3)(B) of the first paragraph of this Section 4.07 (and were not included therein at any time);

(3) the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent sale, other than to a Restricted Subsidiary of the Company, of:

(x) Qualified Capital Stock of the Company or

(y) Refinancing Indebtedness for such Subordinated Indebtedness;

provided, that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above shall be excluded from clause (3)(B) of the first paragraph of this Section 4.07 (and were not included therein at any time);

(4) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights or nominal cash payments in lieu of issuances of fractional shares;

(5) (i) the payment of dividends, distributions or other amounts to fund the repurchase, redemption or other acquisition or retirement for value of any of the Company’s Capital Stock under the Existing Management Incentive Plan and (ii) the payment of other dividends, distributions or other amounts to fund the repurchase, redemption or other acquisition or retirement for value of any of the Company’s

Capital Stock or any Capital Stock of any of its Restricted Subsidiaries held by any then-existing or former director, officer, employee, independent contractor or consultant of the Company, its direct or indirect parent or any of its Restricted Subsidiaries or their respective assigns, estates or heirs; provided, however, that with respect to clause (ii) only, the price paid for all repurchased, redeemed, acquired or retired Capital Stock, other than as a result of death or disability, does not exceed U.S.$15.0 million in the aggregate in any fiscal year; provided, further, that the amounts in any fiscal year may be increased by an amount not to exceed: (A) the cash proceeds received by the Company from the sale of Capital Stock of the Company to any present or former employees, directors, officers or consultants (or their respective permitted transferees) of the Company or any of its Restricted Subsidiaries following the Issue Date; plus (B) the cash proceeds of “key man” life insurance policies received by the Company or any of its Restricted Subsidiaries since the Issue Date;

(6) the payment at any time of all or any part of a Restricted Investment, if at the time of the entering into the commitment to make the Restricted Investment, the making of such Restricted Investment would have been permitted under any provision of this Indenture; provided, that at the time of entering into such commitment to make the Restricted Investment (i) the entire amount of such commitment was permitted to be made as a Restricted Payment under this Indenture as if the entire amount was made on the date of such commitment and (ii) the entire amount of such commitment is included in the calculation required under clause (3) of the first paragraph above;

(7) repurchases of Subordinated Indebtedness at a purchase price not greater than (a) 101% of the principal amount or accreted value, as applicable, of such Subordinated Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (b) 100% of the principal amount or accreted value, as applicable, of such Subordinated Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in connection with any Change of Control Offer or Asset Sale Offer required by the terms of such Subordinated Indebtedness, but only if: (i) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under Section 4.15 hereof; or (ii) in the case of an Asset Sale, the Company has first complied with and fully satisfied its obligations under Section 4.10 hereof; and

(8) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (8), does not exceed U.S.$20.0 million (or the equivalent in other currencies).

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, only amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (5) and (6) (without duplication of the original commitment) above shall be included in the calculation required by clause (3) of the first paragraph above and amounts expended pursuant to clauses (2), (3), (4), (7) and (8) above shall not be included in such calculation.

The amount of any Restricted Payments not in cash will be the Fair Market Value on the date of such Restricted Payment of the property, assets or securities proposed to be paid, transferred or issued by the Company or the relevant Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in paragraph (b) below, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(2) make loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order (including, without limitation, (i) by any national stock exchange on which any Restricted Subsidiary has its Capital Stock listed and (ii) pursuant to any fiduciary obligations imposed by law);

(2) this Indenture or the Notes;

(3) the terms of any Indebtedness or other agreement existing on the Issue Date and any extensions, renewals, replacements, amendments or refinancings thereof; provided, that such extension, renewal, replacement, amendment or refinancing is not, taken as a whole, materially more restrictive with respect to such encumbrances or restrictions than those in existence on the Issue Date;

(4) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(5) restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(6) customary restrictions imposed on the transfer of copyrighted or patented materials;

(7) Purchase Money Indebtedness and Capitalized Lease Obligations for assets acquired in the ordinary course of business and pursuant to the covenant described under Section 4.09 hereof that impose encumbrances and restrictions only on the assets so acquired or subject to lease;

(8) customary provisions in a joint venture or other similar agreement with respect to a Restricted Subsidiary that was entered into in the ordinary course of business;

(9) any agreement governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(10) restrictions on the transfer of assets subject to any Holding Company Permitted Lien or Restricted Subsidiary Permitted Lien;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(12) the terms of any Indebtedness of any Project Finance Subsidiary;

(13) with respect to any agreement governing Indebtedness of any Restricted Subsidiary that is permitted to be Incurred in accordance with Section 4.09 hereof and any extensions, renewals, replacements, amendments or refinancings thereof; provided that (i) the encumbrance or restriction is not materially disadvantageous to the Holders of the Notes than is customary in comparable financings and (ii) the Company determines that on the date of the Incurrence of such Indebtedness, that such encumbrance or restriction would not be expected to materially impair the Company’s ability to make principal or interest payments on the Notes; provided, further, that such extension, renewal, replacement, amendment or refinancing is not, taken as a whole, materially more restrictive with respect to such encumbrances or restrictions than those in existence in such agreement being extended, renewed, amended or refinanced; and

(14) Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced.

Section 4.09 Incurrence of Additional Indebtedness.

(1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, except that the Company and any Restricted Subsidiary may Incur Indebtedness if immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom:

•	with respect to Indebtedness Incurred by the Company or any Intermediate Holding Company, the Company’s Unconsolidated Interest Coverage Ratio is equal to or greater than 2.0 to 1.0, and

•	with respect to Indebtedness Incurred by a Restricted Subsidiary (other than an Intermediate Holding Company):

(a) the Company’s Unconsolidated Interest Coverage Ratio is equal to or greater than 2.0 to 1.0, and

(b) the Company’s Consolidated Net Leverage Ratio is equal to or less than (i) 4.5 to 1.0, if such Indebtedness is incurred on or prior to December 31, 2013, and (ii) 4.0 to 1.0, if such Indebtedness is incurred thereafter.

The foregoing restrictions on the Incurrence of Indebtedness shall not be applicable with respect to Project Finance Subsidiaries.

(2) Notwithstanding clause (1) above, the Company and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness (“Permitted Indebtedness”):

(a) Indebtedness in respect of the Notes and guarantees thereof, excluding Additional Notes and guarantees thereof;

(b) Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(c) Guarantees by any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary (other than a Project Finance Subsidiary) permitted under this Indenture provided, that if any such Guarantee is of Subordinated Indebtedness, then the Guarantee of the Company of such Subordinated Indebtedness shall be subordinated to the Notes;

(d) Hedging Obligations entered into by the Company and its Restricted Subsidiaries not for speculative purposes;

(e) intercompany Indebtedness between the Company and any Restricted Subsidiary (other than a Project Finance Subsidiary) or between any Restricted Subsidiaries (other than a Project Finance Subsidiary); provided that:

(1) such Indebtedness must be (i) unsecured and (ii) if the Company is the Obligor and the obligee is a Restricted Subsidiary, expressly subordinated to the prior payment in full of all obligations under the Notes and this Indenture, and

(2) in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred by the Company or the applicable Restricted Subsidiary, as the case may be, and not permitted by this clause (e) at the time such event occurs;

(f) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of Incurrence;

(g) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, bid, surety or appeal bonds, payment obligations in connection with, insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with, in lieu of or in respect of each of the foregoing);

(h) Refinancing Indebtedness in respect of:

(1) Indebtedness Incurred pursuant to clause (1) above; or

(2) Indebtedness Incurred pursuant to clause (a), (b), (h) and (m) hereof;

(i) Indebtedness represented by existing or undrawn amounts as of the Issue Date, under any Existing Committed Financing permitted to be Incurred under such Existing Committed Financing;

(j) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(k) Indebtedness constituting reimbursement obligations in respect of trade or performance letters of credit entered into in the ordinary course of business;

(l) Indebtedness Incurred by the Company or any Restricted Subsidiary in the ordinary course of business to finance working capital; provided, that the aggregate amount of all such Indebtedness in respect of the Restricted Subsidiaries shall not exceed (x) U.S.$50.0 million, if such Indebtedness is incurred prior to the Kallpa Completion Date, and (y) the greater of (i) U.S.$75.0 million and 5.0% of the Company’s Consolidated Total Assets, if such Indebtedness is incurred thereafter;

(m) Indebtedness consisting of debt securities of, or financing Incurred by, Compañia de Electricidad de Puerto Plata S.A. and/or Nejapa Power Company LLC in an aggregate principal amount not to exceed U.S.$60.0 million;

(n) Indebtedness in the form of equity contribution commitments to a Project Finance Subsidiary;

(o) performance or other similar Guarantees by the Company or any Restricted Subsidiary (including any contingent liabilities all calculated in accordance with IFRS) supporting the obligations of a Project Finance Subsidiary under construction management agreements, construction agreements, fuel supply agreements, operation and maintenance agreements, fuel handling agreements and other similar agreements relating to the business of such Project Finance Subsidiary (and letters of credit in connection with, in lieu of or in respect of each of the foregoing);

(p) Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in accordance with this Indenture; and

(q) in addition to Indebtedness referred to in clauses (a) through (p) above, Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed (x) U.S.$50.0 million, if such Indebtedness is incurred prior to the Kallpa Completion Date, and (y) the greater of (i) U.S.$75.0 million and (ii) 5.0% of the Company’s Consolidated Total Assets, if such Indebtedness is incurred thereafter.

(3) The Company will not Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to the Notes to the same extent and on the same terms as such Indebtedness is subordinate to such other Indebtedness; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(4) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this Section 4.09:

(a) the outstanding principal amount of any item of Indebtedness will be counted only once (without duplication for guarantees or otherwise);

(b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (q) above, the Company may, in its sole discretion, divide and classify (or at any time reclassify) such item of Indebtedness in any manner that complies with this Section 4.09;

(c) the amount of Indebtedness Incurred by a Person on the Incurrence date thereof shall equal the amount recognized as a liability on the balance sheet of such Person in accordance with IFRS and the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of liability in respect thereof determined in accordance with IFRS. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; and

(d) with respect to any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Section 4.10 Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Company or a Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

(b) at least 75% of the consideration received for the assets sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale shall be in the form of (1) cash or Cash Equivalents, (2) assets (other than current assets as determined in accordance with IFRS or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business, (3) Capital Stock in a Person engaged primarily in a Permitted Business that will become a Restricted Subsidiary as a result of such Asset Sale, (4) Indebtedness assumed pursuant to a customary novation agreement or (5) a combination of any of the foregoing.

The Company and one or more Restricted Subsidiaries, as the case may be, may apply within 365 days of any Asset Sale an amount equal to the Net Cash Proceeds from any such Asset Sale to:

(a) repay any Senior Indebtedness of the Company or a Restricted Subsidiary (other than a Project Finance Subsidiary unless the Asset Sale was made by a Project Finance Subsidiary) for borrowed money (including any such Indebtedness represented by bonds, notes, debentures or other similar instruments)or constituting a Capitalized Lease Obligation, or

(b) purchase or enter into a binding contract to purchase (or within such 365-day period, the Board of Directors shall have made a good faith determination to purchase; provided, that the Company or one or more Restricted Subsidiaries shall have purchased or entered into a binding contract to purchase within 365 days of such good faith determination to purchase):

(1) assets (other than current assets as determined in accordance with IFRS or Capital Stock) to be used by the Company or any Restricted Subsidiary (other than a Project Finance Subsidiary unless the Asset Sale was made by a Project Finance Subsidiary) in a Permitted Business, or

(2) Capital Stock of a Person engaged in a Permitted Business that will become, upon purchase, a Restricted Subsidiary (other than a Project Finance Subsidiary unless the Asset Sale was made by a Project Finance Subsidiary);

from a Person other than the Company and its Restricted Subsidiaries; or

(c) to make Capital Expenditures.

Notwithstanding the foregoing, if an Asset Sale is the result of an involuntary expropriation, nationalization, taking or similar action by or on behalf of any Governmental Authority, such Asset Sale need not comply with clauses (a) and (b) of the first paragraph of this covenant. In addition, the proceeds of any such Asset Sale shall not be deemed to have been received (and the 365-day period in which to apply any Net Cash Proceeds shall not begin to run) until the proceeds to be paid by or on behalf of the Governmental Authority have been paid in cash to the Company or the Restricted Subsidiary making such Asset Sale and if any litigation, arbitration or other action is brought contesting the validity of or any other matter relating to any such expropriation, nationalization, taking or other similar action, including the amount of the compensation to be paid in respect thereof, until such litigation, arbitration or other action is finally settled or a final judgment or award has been entered and any such judgment or award has been collected in full.

For the purpose of this Section 4.10, any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee will be deemed to be cash to the extent, and in the amount, that they are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the receipt thereof (subject to ordinary settlement periods).

To the extent there are any remaining Net Cash Proceeds that have not been applied as described in clause (a) and (b) of the second preceding paragraph 365 days after the Asset Sale, the Company will make an offer to purchase Notes (an “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the date of purchase (the “Asset Sale Offer Amount”). The Company will purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis and, at the Company’s option, on a pro rata basis with the Holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Senior Indebtedness to be purchased equal to such remaining Net Cash Proceeds. The Company may satisfy its obligations under this covenant with respect to the remaining Net Cash Proceeds of an Asset Sale by making an Asset Sale Offer prior to the expiration of the relevant 365-day period.

Notwithstanding the foregoing, the Company may defer an Asset Sale Offer until there is an aggregate amount of remaining Net Cash Proceeds from one or more Asset Sales equal to or in excess of U.S.$25.0 million (or the equivalent in other currencies). At that time, the entire amount of remaining Net Cash Proceeds, and not just the amount in excess of U.S.$25.0 million (or the equivalent in other currencies), will be applied as required pursuant to this Section 4.10.

Each notice of an Asset Sale Offer will be provided to the Holders within 30 days following such 365th day, with a copy to the Trustee, offering to purchase the Notes as described above. Each notice of an Asset Sale Offer will state, among other things, the purchase date, which must be no earlier than the Asset Sale Offer Payment Date. Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of U.S.$1,000 in exchange for cash; provided that the principal amount of such tendering Holder’s Note shall not be less than U.S.$200,000.

On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Asset Sale Offer;

(2) deposit (no later than 9:00 a.m. Eastern time) with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

To the extent Holders of Notes and holders of other Senior Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not withdraw Notes or the other Senior Indebtedness in an aggregate amount exceeding the amount of remaining Net Cash Proceeds, the Company will purchase the Notes and the other Senior Indebtedness on a pro rata basis (based on amounts tendered) as set forth above. If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued, and upon receipt of an Authentication Order the Trustee shall authenticate in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Company will comply with these laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance. If it would be unlawful in any jurisdiction to make an Asset Sale Offer, the Company will not be obligated to make such offer in such jurisdiction and will not be deemed to have breached its obligations under this Indenture by doing so.

Upon completion of an Asset Sale Offer, the amount of remaining Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of remaining Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds in any manner not otherwise prohibited by this Indenture.

Section 4.11 Transactions with Affiliates.

(1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) involving aggregate consideration in excess of U.S.$1.0 million (or equivalent in other currencies) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are no less favorable in all material respects to the Company or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(b) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$5.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof, but only to the extent there are disinterested members with respect to such Affiliate Transaction), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions; and

(c) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$25.0 million (or the equivalent in other currencies), the Company will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

(2) Paragraph (1) above will not apply to:

(a) Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries (other than a Project Finance Subsidiary) and Affiliate Transactions between or among a Project Finance Subsidiary and any other Project Finance Subsidiary;

(b) reasonable fees and compensation paid to, and any indemnity provided on behalf of (and entering into related agreements with), officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary;

(c) any issuance or sale of Capital Stock of the Company;

(d) Affiliate Transactions undertaken pursuant to (i) any contractual obligations or rights in existence on the Issue Date, (ii) any contractual obligation of any Restricted Subsidiary or any Person that is merged into the Company or any Restricted Subsidiary on the date such Person becomes a Restricted Subsidiary or is merged into the Company or any Restricted Subsidiary and (iii) any amendment or replacement agreement to the obligations and rights described in clauses (i) and (ii), so long as such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect, taken as a whole, than the original agreement;

(e) (i) transactions with customers, clients, distributors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and on market terms, or (ii) transactions with joint ventures or other similar arrangements entered into in the ordinary course of business, on market terms and consistent with past practice or industry norms;

(f) the provision of administrative services to any joint venture, Unrestricted Subsidiary or Project Finance Subsidiary on substantially the same terms provided to or by Restricted Subsidiaries or other transactions to such entities on terms consistent with generally accepted transfer pricing guidelines;

(g) any Restricted Payments made in compliance with Section 4.07 hereof and Permitted Investments permitted under this Indenture; and

(h) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding U.S.$2.0 million outstanding at any one time.

Section 4.12 Liens.

The Company covenants and agrees that:

(a) it will not, and will not permit any Intermediate Holding Company to, Incur any Liens to secure any Indebtedness (except for Holding Company Permitted Liens) against or upon any of their properties or assets whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom; and

(b) it will not permit any Restricted Subsidiary (other than any Project Finance Subsidiary) to Incur any Liens to secure any Indebtedness (except for Restricted Subsidiary Permitted Liens) against or upon any of their properties or assets (other than any Capital Stock of a Project Finance Subsidiary) whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, unless contemporaneously therewith effective provision is made to secure the Notes and all other amounts due under this Indenture in each case, equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the Notes, as the case may be, prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien.

Section 4.13 Conduct of Business.

The Company and its Restricted Subsidiaries shall not engage in any business other than a Permitted Business.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Significant Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Significant Subsidiary; and

(2) the material rights (charter and statutory), licenses and franchises of the Company and its Significant Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Significant Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Significant Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control that results in a Rating Event, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000; provided, that the remaining principal amount of such Holder’s Note will not be less than U.S.$200,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”). Within 30 days following the date upon which a Change of Control that results in a Rating Event occurred, the Company must send, by electronic or first-class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”). The Change of Control Offer shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, except as may be required by law (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed (or with appropriate adjustments to the amount and beneficial interests in a Global Note, as appropriate), to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered in integral multiples of U.S.$1,000, provided that the principal amount of such Holder’s Note will not be less than U.S.$200,000.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance. If it would be unlawful in any jurisdiction to make a Change of Control Offer, the Company will not be obligated to make such offer in such jurisdiction and will not be deemed to have breached its obligations under this Indenture by doing so.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit (no later than 9:00 a.m. Eastern time) with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued, and upon receipt of an Authentication Order the Trustee shall authenticate in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate); provided, that the remaining principal amount of such Holder’s Note will not be less than U.S.$200,000 and will be in integral multiples of U.S.$1,000 in excess thereof.

(c) The Company is only required to make a Change of Control Offer in the event that a Change of Control results in a Rating Event. Consequently, if a Change of Control were to occur which does not result in a Rating Event, the Company would not be required to offer to repurchase the Notes. In addition, notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer if (1) a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.03 hereof unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control and/or a Rating Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The obligation of the Company to make a Change of Control Offer may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of Holders of a majority in principal amount of the Notes.

Section 4.16 Reserved.

Section 4.17 Reserved.

Section 4.18 Reserved.

Section 4.19 Designation of Unrestricted Subsidiaries and Project Finance Subsidiaries.

The Company may designate after the Issue Date any Subsidiary of the Company or any Subsidiary thereof as an “Unrestricted Subsidiary” or a “Project Finance Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Event of Default shall have occurred and be continuing at the time of, and no Default or Event of Default shall have occurred and be continuing after giving effect to, such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary or Project Finance Subsidiary, as applicable, are in compliance with Section 4.11 hereof;

(2) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to the first paragraph or clause (8) of the second paragraph of Section 4.07 hereof or, in the case of a Designation of a Project Finance Subsidiary only, clause (12) of the definition of “Permitted Investments” in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date (as determined in accordance with the second paragraph of the definition of “Investment”).

Neither the Company nor any Restricted Subsidiary will at any time provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary or Project Finance Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of any Unrestricted Subsidiary or Project Finance Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or Project Finance Subsidiary unless such credit support or Indebtedness was permitted to be Incurred as Indebtedness under Section 4.09 hereof.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary or Project Finance Subsidiary (a “Revocation”) only if:

(1) no Event of Default shall have occurred and be continuing at the time of, and no Default or Event of Default shall have occurred and be continuing, after giving effect to such Revocation; and

(2) all Indebtedness of such Unrestricted Subsidiary or Project Finance Subsidiary, as applicable, outstanding immediately following such Revocation would, if Incurred at such time, be permitted to be Incurred pursuant to this Indenture.

The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary or Project Finance Subsidiary, as applicable, shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by a Board Resolution and Officers’ Certificate, delivered to the Trustee certifying compliance with the preceding provisions.

Section 4.20 Additional Amounts.

All payments made by or on behalf of the Company or a successor thereto (each, a “Payor”) under, or with respect to, the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed, levied, collected or assessed by or on behalf of (1) Bermuda or any political subdivision or governmental authority thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Notes is made on behalf of the Payor, or any political subdivision or governmental authority thereof or therein having the power to tax or (3) any other jurisdiction in which a Payor is organized, resident or deemed to be doing business, or any political or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof.

If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction will at any time be required from any payments made with respect to the Notes, including payments of principal, premium, if any, redemption price or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts paid by the Payor or its agent in respect of such payments to each Holder, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been paid to each Holder in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, limited liability company, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the receipt of such payment or the acquisition or ownership of such Note or enforcement of rights thereunder);

(2) any estate, inheritance, gift, sales, excise, transfer or personal property tax;

(3) any Taxes which are imposed, payable or due because the Notes are held in definitive registered form and are presented (where presentation is required) for payment more than 30 days after the date such payment was due and payable or was provided for, whichever is later, except for Additional Amounts with respect to Taxes that would have been imposed had the Holder presented the Note for payment on the last day of such 30-day period;

(4) any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of a Note to comply, at our written request, with certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection of the Holder or such beneficial owner with the Relevant Taxing Jurisdiction or to make, at our written request, any other claim or filing for exemption to which it is entitled if (a) such compliance, making a claim or filing for exemption is required or imposed by a statute, treaty or regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such Taxes, and (b) the Payor has given the Holder or the beneficial owner at least 30 days’ notice that the Holder or beneficial owner will be required to provide such certification, identification, documentation or other reporting requirement;

(5) any withholding or deduction imposed on a payment to an individual and required to be made pursuant to EC Council Directive 2003/48/EC on the taxation of savings income which was adopted by the ECOFIN Council (the Council of EU Finance and Economic Ministers) on June 3, 2003, or any law implementing or complying with, or introduced to conform to, such directive, or pursuant to related measures entered into on a reciprocal basis between member states of the European Union and certain non-European Union countries and dependent or associated territories;

(6) any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant Note to another available Paying Agent of the Payor in a EU Country; or

(7) any combination of the above.

Also such Additional Amounts will not be payable with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Note directly.

The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the applicable taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will provide to the Trustee certified copies of tax receipts or, if such tax receipts are not reasonably available, such other documentation evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor will attach to such documentation a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per dollar principal amount of the Notes.

If the Payor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Payor will deliver to the Trustee, at least three Business Days prior to the relevant payment date, an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to distribute such Additional Amounts to Holders of Notes on the payment date. Each such Officers’ Certificate shall be relied upon by the Trustee without further enquiry until receipt of a further Officers’ Certificate addressing such matters.

The Payor will pay any stamp, issue, registration, documentary, value added, excise, property or other similar taxes and other duties (including interest and penalties) which are levied by Bermuda, any political subdivision or governmental authority thereof or therein, in respect of the creation, issue, offering, execution or performance of the Notes, this Indenture or any documentation with respect thereto, the receipt of any payments with respect to the Notes or the enforcement of the Notes (including following the occurrence and during the continuance of any Default) and the Company will agree to indemnify each of the Trustee, the Paying Agents and the Holders of the Notes for any such amounts paid by the Trustee, the Paying Agents or such Holders.

The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Whenever in this Indenture there is mentioned, in any context, (1) the payment of principal, premium, if any, or interest, (2) redemption prices or purchase prices in connection with the redemption or purchase of Notes or (3) any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, deducted or withholding Taxes are, were or would be payable in respect thereof.

Section 4.21 Currency Indemnity.

The Company will pay all sums payable under this Indenture or the Notes solely in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars in respect of any sum expressed to be due to the Trustee or any Holder from the Company will only constitute a discharge of the Company to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which it is possible to do so. If the U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Note, the Company will indemnify the recipient against any loss sustained by it as a result. In any event, the Company will indemnify the recipient against the cost of making any purchase of U.S. dollars.

For the purposes of this Section 4.21, it will be sufficient for a Holder or the Trustee to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which it would have been practicable, and to certify in a satisfactory manner the need for a change of the purchase date.

These indemnities (1) constitute a separate and independent obligation from the other obligations of the Company, (2) will give rise to a separate and independent cause of action, (3) will apply irrespective of any indulgence granted by any Holder and (4) will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

Section 4.22 Suspension of Covenants.

If on any date following the Issue Date:

(1) the Notes have been assigned an Investment Grade Rating by any two Rating Agencies; and

(2) no Default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(a) Section 4.09 hereof;

(b) Section 4.07 hereof;

(c) Section 4.10 hereof;

(d) Section 4.08 hereof;

(e) clause (b) of Section 5.01 hereof; and

(f) Section 4.11 hereof, other than any transaction with any affiliated shareholder of the Company or Affiliate thereof other than the Company or any Subsidiary thereof.

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”), the Notes cease to have an Investment Grade Rating from any two Rating Agencies, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with any of the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to clause (1) of Section 4.09 hereof or one of the clauses set forth in paragraphs (a) through (q) of clause (2) of Section 4.09 hereof (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be permitted to be incurred pursuant to Section 4.09 hereof such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (b) of paragraph (2) of Section 4.09 hereof.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation and Sale of Assets.

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

(a) either:

(1) the Company shall be the surviving or continuing corporation, or

(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(A) shall be a corporation (or company or similar entity as applicable) organized and validly existing under the laws of (i) Bermuda, (ii) the United States of America, any State thereof or the District of Columbia, (iii) Peru or (iv) any country which is a member country of the Organization for Economic Co-Operation and Development, and

(B) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) will be able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to clauses (1)(a) and (1)(b) of Section 4.09 hereof or (ii) would have (y) an Unconsolidated Interest Coverage Ratio that is equal to or greater than the Company’s Unconsolidated Interest Coverage Ratio immediately prior to such transaction, and (z) a Consolidated Net Leverage Ratio that is equal to or less than the Company’s Consolidated Net Leverage Ratio immediately prior to such transaction;

(c) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(d) the Company or the Surviving Entity has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to the transaction have been satisfied.

The provisions of this Section 5.01 will not apply to any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of properties and assets, of any Restricted Subsidiary (other than a Project Finance Subsidiary) to the Company, or any merger of the Company into a wholly owned Subsidiary (other than a Project Finance Subsidiary) of the Company created for the purpose of holding the Capital Stock of the Company so long as the Indebtedness of the Company and its Restricted Subsidiaries taken as a whole is not increased thereby.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with Section 5.01 hereof, in which the Company is not the continuing Person, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the Surviving Entity and not to the Company), and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. Upon such substitution, unless the successor is one or more of the Company’s Restricted Subsidiaries, the Company will be released from its obligations hereunder. For the avoidance of doubt, compliance with this Section 5.02 will not affect the obligations of the Company (including a Surviving Entity, if applicable) under Section 4.15 hereof, if applicable.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

The following are “Events of Default”:

(1) default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Offer or an Asset Sale Offer;

(2) default for 30 days or more in the payment when due of interest or Additional Amounts on any Notes;

(3) the failure to perform or comply with any of the provisions described under Section 5.01 hereof;

(4) the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture or in the Notes for 45 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5) default by the Company or any Restricted Subsidiary which shall not have been cured or waived under any Indebtedness (other than any Bolivian Indebtedness) which:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity;

and the principal or accreted amount of Indebtedness covered by (a) or (b) at the relevant time exceeds U.S.$25.0 million individually or in the aggregate (or the equivalent in other currencies) or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay one or more final, non-appealable judgments against any of them, aggregating U.S.$25.0 million (or the equivalent in other currencies) or more (excluding therefrom any amount reasonably expected to be covered by insurance), which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

(7) the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; and

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01 hereof with respect to the Company) shall occur and be continuing and has not been cured or waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” In the case of an Event of Default specified in clause (7) or (8) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences by written notice to the Company, if:

(1) the rescission would not conflict with any judgment or decree; and

(2) all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration.

No rescission will affect any subsequent Default or impair any rights relating thereto.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to the provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06 Limitation on Suits.

No Holder of any Notes will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless:

(1) such Holder gives to the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to pursue the remedy;

(3) such Holders of the Notes provide to the Trustee indemnity satisfactory to it against any cost, liability or expense;

(4) the Trustee does not comply within 60 days after receipt of such notice and offer of indemnity; and

(5) during such 60-day period the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided, that a Holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other Obligor upon the Notes), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and its agents and counsel, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall distribute out the money in the following order:

First: to the Trustee, the Paying Agent, the Registrar and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, and shall be protected in acting or refraining from acting upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the form required by this Indenture (but need not confirm or investigate mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be charged with knowledge of (A) the existence of any Change of Control or Asset Sale, or (B) any Default or Event of Default hereunder unless a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office of the Trustee from the Company or any Holder and such notice references the Notes and this Indenture; provided the Trustee shall be deemed to have notice of the failure of the Company to deliver funds.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate or verify any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. No such Officer’s Certificate or Opinion of Counsel shall be at the expense of the Trustee. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its agents, attorneys, custodians and nominees and will not be responsible for the misconduct or negligence of any agent, attorney, custodian or nominee appointed with due care.

(d) The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within its discretion, rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the losses, costs, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents; labor disputes; acts of civil or military authority or governmental actions (it being understood that the Trustee shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances).

(h) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(i) The Trustee shall have no obligation to invest and reinvest any cash held in any account in the absence of timely and specific written investment direction from the Company. In no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon. The Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its Stated Maturity;

(j) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of its directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for the any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and each agent, custodian, and other person employed to act hereunder.

(l) The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability for the performance of any of its duties hereunder or the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or reasonably adequate indemnity against such risk or liability is not assured to it.

(m) The Trustee shall not have any duty (i) to see to any recording, filing or depositing of this Indenture or any Indenture referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to see to any insurance.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the powers granted hereunder.

(o) To the extent not inconsistent herewith, the rights, protections and immunities afforded to the Trustee pursuant to this Indenture also shall be afforded to the Paying Agent and the Registrar;

(p) In accordance with Section 326 of the U.S.A. Patriot Act, to help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided.

(q) Notwithstanding anything to the contrary herein, any and all communications (both text and attachments) by or from the Trustee that the Trustee in its sole discretion deems to contain confidential, proprietary, and/or sensitive information and sent by electronic mail will be encrypted. The recipient of the email communication will be required to complete a one-time registration process. Information and assistance on registering and using the email encryption technology can be found at the Trustee’s secure website www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181 at any time.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it will not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs, is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee must mail to each Holder, a notice of the Default or Event of Default within 90 days after a Responsible Officer acquires actual knowledge or has received written notice of such Default or Event of Default, unless such Default or Event of Default has been cured or waived. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 Notice of Listing.

The Company shall promptly notify the Trustee whenever the Notes become listed on any securities exchange and of any delisting thereof.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time such compensation as shall be agreed upon in writing between the Company and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable fees and expenses incurred or made by it in addition to the compensation for its services, except any such fee or expense as may be attributable to the Trustee’s misconduct, negligence or bad faith. Such expenses will include the reasonable fees and expenses of the Trustee’s agents and counsel.

(b) The Company will indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee, and its officers, directors, employees and agents and hold each of the foregoing harmless against any and all losses, liabilities, expenses, claims or damages (including reasonable fees and expenses of counsel and taxes other than those based upon the income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company of its obligations hereunder. The Company will defend the claim and the Trustee will, and will cause its officers, directors, employees and agents to, cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel; provided that the Company will not be required to pay such fees and expenses if they assume the Trustee’s defense with counsel acceptable to and approved by the Trustee (such consent not to be unreasonably withheld) and there is no conflict of interest between the Company and the Trustee in connection with such defense. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld, delayed or conditioned. The Company need not make any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.

(c) The obligations of the Company under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to distribute principal, premium, if any, and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) Reserved.

(g) All indemnities to be paid under this Indenture, shall be payable promptly when due in U.S. dollars in the full amount due, without deduction for any variation in any rate of exchange. The Company agrees to indemnify the Trustee against any losses incurred by such the Trustee as a result of any judgment or order being given or made for the amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Trustee is then able to purchase U.S. dollars with the amount of the Judgment Currency actually received by the Trustee. The indemnity set forth in this Section 7.07 shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign, upon 30 days written notice to the Company, in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property;

(4) the Trustee becomes incapable of acting; or

(5) upon 30 days written notice and upon payment of all amounts owing to the Trustee, it appoints a successor Trustee which is a recognized financial institution that is domiciled in a G-7 Country and has a combined capital and surplus of at least U.S.$50.0 million (or its equivalent in any other currency).

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto. As soon as practicable, the successor Trustee shall mail a notice to the Company and the Holders of Notes informing them of such merger, conversion or consolidation.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least U.S.$50.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02, on the 91st day after the deposit specified in clause (1) of Section 8.04 hereof, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (including Additional Amounts) on the Notes when such payments are due;

(2) the Company’s obligations with respect to such Notes under Sections 2.03, 2.07, 2.10 and 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee, the paying agent, the registrar, the transfer agent and the Irish listing agent hereunder and the Company’s obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 3.09, 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22 and 4.23 hereof, and any covenant added to this Indenture subsequent to the Issue Date pursuant to Section 9.01 hereof and clauses (a)(2)(A), (b) and (c) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(6), hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel from counsel in the United States reasonably acceptable to the Trustee and independent of the Company confirming that:

(A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this Section 8.04 (other than a Default or Event of Default resulting from the failure to comply with Section 4.09 hereof, as a result of the borrowing of the funds required to effect such deposit);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or other any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall not have made the deposit with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from counsel in the United States, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(2) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, from time to time, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Article 5 hereof;

(4) to make any change that would provide any additional rights or benefits to Holders or that does not adversely affect in any respect the legal rights hereunder of any Holder;

(5) to evidence and provide for the acceptance of an appointment by a successor trustee;

(6) to conform the text of this Indenture and the Notes to any provision of the “Description of the Notes” section of the Company’s Offering Memorandum; or

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof.

Section 9.02 With Consent of Holders of Notes.

Except as provided in this Section 9.02, other modifications and amendments of this Indenture or the Notes may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) issued hereunder, and any existing default or compliance with any provision of this Indenture or the Notes outstanding thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration)

(5) make any Notes payable in a currency or place of payment other than that stated in the Notes;

(6) make any change in provisions of this Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment;

(7) make any change in the provisions of this Indenture described under Section 4.20 hereof that adversely affects the rights of any Holder; and

(8) make any change to the provisions of this Indenture or the Notes that adversely affect the ranking of the Notes; provided that a change to Section 4.12 hereof shall not affect the ranking of the Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture pursuant to this Section 9.02 or Section 9.01 hereof, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, to the extent necessary, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.05 hereof, the Trustee will join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture. In connection with executing an amendment pursuant to this Section 9.02 or Section 9.01 hereof, the Trustee will be entitled to rely on such evidence as it deems appropriate, including solely on an Opinion of Counsel and Officers’ Certificate.

The consent of the Holders of Notes is not necessary to approve the particular form of any proposed amendment, supplement or waiver under this Section 9.02 or Section 9.01 hereof. It is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this Section 9.02 or Section 9.01 hereof becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.

However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at the close of business on such record date (or their designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be the Holders after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (8) of Section 9.02 hereof, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) be fully protected in relying on, in addition to the documents and Opinion of Counsel described in Section 13.04 hereof, an Opinion of Counsel and Officers’ Certificate stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is valid and binding on the Company in accordance with its terms.

ARTICLE 10

RESERVED

ARTICLE 11

RESERVED

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture (other than those provisions which by their express terms survive) will be discharged and will cease to be of further effect as to all outstanding Notes issued hereunder, when:

(1) either:

(a) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at the stated date for payment thereof within one year or will be called for redemption within one year or (ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise, and, in each case, the Company has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not thereto for delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(2) the Company or any of its Restricted Subsidiaries have paid or caused to be paid all other sums payable under this Indenture by it; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law. Until such time as the money is applied by the Trustee as described in the preceding sentence, the money shall be invested in Government Securities or such other investment as directed in writing by the Company.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Company or the Trustee to the others is duly given if in writing, in the English language, and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Inkia Energy Limited

Avenida Victor Andrés Belaúnde 147

Torre Real 5, Piso 13

San Isidro

Lima, Perú

Attention: Daniel Urbina, General Counsel

Telephone: (511) 708-2218

Facsimile: (511) 708-2201

With a copy to:

Inkia Energy Limited

Canon’s Court

22 Victoria St.

Hamilton HM12

Bermuda

If to the Trustee:

Citibank, N.A.

388 Greenwich Street, 14th floor

New York, New York 10013

USA

Attention: Global Transaction Services-Inkia Energy Limited

Telephone: 713-693-6677

Facsimile: 212-816-5527

The Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications. All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

In addition, from and after the date the Notes are listed on Irish Stock Exchange for trading on the Global Exchange Market and, so long as it is required by the rules of such exchange, the Company will publish all notices to Holders of Notes in English in a leading newspaper having general circulation in London (which is expected to be the Financial Times) and, if so long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange and the guidelines of such stock exchange shall so require, the Company will also publish such notices through the Irish Stock Exchange’s Companies Announcement Office.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

Section 13.02 Communication by Holders of Notes with Other Holders of Notes.

Any Holder, or group of Holders or beneficial owners, holding in the aggregate more than 10% in principal amount of outstanding Notes may communicate with other Holders with respect to their rights under this Indenture or the Notes, and may instruct the Trustee to deliver such communications to other Holders.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion may be based, and may state that it is based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company stating that information with respect to such factual matters is in possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate of opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

If giving an Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or certificates of public officials.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future incorporator, director, officer, employee, shareholder or controlling person of the Company, as such, will have any liability for any obligations of the Company under the Notes or this Indenture or for any claims based on, in respect of or by reason of such obligations. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under Bermuda corporate law, and it is the view of the SEC that such a waiver may be contrary to public policy.

Section 13.07 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE COMPANY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND HAVE APPOINTED AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO ANY ACTIONS BROUGHT IN THESE COURTS ARISING OUT OF OR BASED ON THIS INDENTURE OR THE NOTES.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Waiver to Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.14 Waiver of Immunity.

To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect of its obligations hereunder it waives such immunity to the extent permitted by applicable law. Without limiting the generality of the foregoing, the Company agrees that the waivers set forth herein shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 13.15 Consent to Jurisdiction and Service of Process.

(a) Each of the parties hereto hereby irrevocably consents to the jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and any appellate court from any court thereof, in respect of actions, suits or proceedings brought against such party as a defendant arising out of or relating to this Indenture, the Notes or any transaction contemplated hereby or thereby (a “Proceeding”), and waives any immunity (to the fullest extent permitted by applicable law) from the jurisdiction of such courts over any Proceeding that may be brought in connection with this Indenture or the Notes and any right to which it may be entitled on account of place of residence or domicile. Each of the parties hereto irrevocably waives, to the fullest extent it may do so under applicable law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that final judgment in any such Proceeding brought in such court shall be conclusive and binding upon such party and may be enforced in any court to the jurisdiction of which such party is subject by a suit upon such judgment; provided, in the case of the Company, that service of process is effected upon the Company in the manner provided by this Indenture.

(b) The Company agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Indenture or the Notes against the Company in any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, may be made upon CT Corporation System located at 111 Eighth Avenue, New York, New York 10011, whom the Company irrevocably appoints as its authorized agent for service of process. The Company represents and warrants that CT Corporation System, the Company’s authorized representative in the United States, has agreed to act as the Company’s agent for service of process. The Company agrees that such appointment shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Company of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. The Company further agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If CT Corporation System shall cease to act as the agent for service of process for the Company, the Company shall appoint without delay another such agent and provide prompt written notice to the Trustee of such appointment. With respect to any such action in any court of the State of New York or any United States Federal court, in each case, in the Borough of Manhattan, The City of New York, service of process on CT Corporation System as the authorized agent of the Company for service of process, and written notice of such service to the Company, shall be deemed, in every respect, effective service of process upon the Company.

(c) Nothing in this Section 13.15 shall affect the right of any party to serve legal process in any other manner permitted by law.

[Signatures on following page]

Dated as of April     , 2011

INKIA ENERGY LIMITED

By:
Name: Javier García Burgos
Title: Chief Executive Officer

By:
Name: Yitzhak Mandelman
Title: Chief Financial Officer

CITIBANK, N.A., as Trustee

By:
Name:
Title:

[Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF INKIA ENERGY LIMITED.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[Insert the applicable Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Rule 144A Global Note:] THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, (A) IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR 904 OF REGULATION S AND, WITH RESPECT TO (A) AND (B), EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO SUCH ACCOUNT; (2) AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT (A) (I) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (III) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (IV) IN AN OFFSHORE TRANSACTION COMPLYING WITH THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS; AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH PARAGRAPH 2A(V) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS (IN THE FORM ATTACHED AS EXHIBITS TO THE INDENTURE), OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND WILL ONLY BE REMOVED AT THE OPTION OF INKIA ENERGY LIMITED.

[Regulation S Global Note:] PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE REOFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF THE INDENTURE REFERRED TO HEREIN.

[Face of Note]

CUSIP

ISIN

8.375% Senior Notes due 2021

No.	up to $

INKIA ENERGY LIMITED

promises to pay to             or registered assigns,

the principal sum of up to                                    DOLLARS on April 4, 2021.

Interest Payment Dates: April 4 and October 4

Record Dates: March 20 and September 19

Dated:             , 2011 in the principal sum of $

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

INKIA ENERGY LIMITED

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Citibank, N.A., as Trustee

By:
Authorized Signatory

[Reverse of Note]

8.375% Senior Notes due 2021

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Inkia Energy Limited, an exempted limited liability company organized under the laws of Bermuda (the “Company”), promises to pay interest on the principal amount of this Note at 8.375% per annum from April 4, 2011 until maturity. The Company will pay interest semi-annually in arrears on April 4 and October 4 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 4, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the March 20 and September 19 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Citibank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of April 4, 2011 (the “Indenture”) among the Company and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to April 4, 2016, the Company shall have the right, at its option, to redeem any of the Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 101% of the principal amount of such Notes and (2) the present value to be calculated by an Independent Investment Banker at such redemption date of (i) the redemption price of such Notes at April 4, 2016 (such redemption price being set forth in the table below) plus (ii) all required interest payments thereon through April 4, 2016 on such Notes (excluding accrued but unpaid interest to the redemption date), in each case, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case any accrued and unpaid interest on the principal amount of such Notes to, but excluding, the date of redemption.

(b) At any time, or from time to time, after April 4, 2016, the Company may redeem the Notes, at its option, in whole or in part, at the following redemption prices, expressed as percentages of the principal amount on the redemption date, plus any accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on April 4 of any year set forth below:

Year	Percentage
2016	104.188%
2017	102.792%
2018	101.396%
2019 and thereafter	100.000%

(c) At any time, or from time to time, on or prior to April 4, 2014, the Company may, at its option, use the net cash proceeds of one or more Equity Events to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued (calculated after giving effect to the issuance of Additional Notes, if any) at a redemption price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (calculated after giving effect to the original issuance of Additional Notes, if any) shall remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Subsidiaries). Notice of any such redemption shall be given within 120 days after the date of the closing of the relevant Equity Event.

(d) If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) or treaties of (i) Bermuda, (ii) any other jurisdiction in which the Company is organized, (iii) any other Relevant Taxing Jurisdiction or (iv) any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, treaties, rules or regulations becomes effective on or after the date on which the Notes are issued (or in the case of (ii) after the date when the Company becomes organized in such jurisdiction), a Payor would be obligated, after taking all reasonable measures to avoid this requirement, to pay Additional Amounts (it being understood that changing the jurisdiction of incorporation of the Company shall not be a reasonable measure), then, at the Payor’s option, all, but not less than all, of the Notes may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any Additional Amounts due thereon up to, but excluding, the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control that results in a Rating Event, each Holder will have the right to require the Company to purchase all or a portion (in integral multiples of U.S.$1,000, provided that the principal amount of such Holder’s Note will not be less than U.S.$200,000) of the Holder’s Notes (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”). Within 30 days following the date upon which the Change of Control that results in a Rating Event occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(a) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, when the aggregate amount of Net Cash Proceeds exceeds U.S.$25.0 million (or the equivalent in other currencies), the Company will commence an Asset Sale Offer in accordance with Section 4.10 of the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. Subject to the provisions of Sections 3.07(c), 3.08 and 3.09 of the Indenture, notice of redemption will be mailed by first-class mail, postage prepaid at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than U.S.$200,000 may be redeemed in part but only in whole multiples of U.S.$1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, none of the Company, the Trustee or the Registrar need exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, as applicable, to make any change that would provide any additional rights or benefits to Holders or that does not adversely affect in any material respect the legal rights under the Indenture of any Holder, to evidence and provide for the acceptance of an appointment by a successor trustee, to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” section of the Company’s Offering Memorandum dated March 29, 2011, relating to the initial offering of the Notes, or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture. Without the consent of each Holder affected thereby, no amendment or waiver may (with respect to any Notes held by a non-consenting Holder): reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration); make any Notes payable in a currency or place of payment other than that stated in the Notes; make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment; make any change in the provisions of the Indenture described under “Additional Amounts” that adversely affects the rights of any Holder; and make any change to the provisions of the Indenture or the Notes that adversely affect the ranking of the Notes; provided that a change to Section 4.12 of the Indenture shall not affect the ranking of the Notes.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Offer or an Asset Sale Offer; (ii) default for 30 days or more in the payment when due of interest or Additional Amounts on any Notes; (iii) the failure to perform or comply with any of the provisions of Section 5.01 of the Indenture; (iv) the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in the Indenture or in this Note for 45 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes; (v) default by the Company or any Restricted Subsidiary which shall not have been cured or waived under any Indebtedness (other than any Bolivian Indebtedness) which: (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity; and the principal or accreted amount of Indebtedness covered by (a) or (b) at the relevant time exceeds U.S.$25.0 million individually or in the aggregate (or the equivalent in other currencies) or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay one or more final, non-appealable judgments against any of them, aggregating U.S.$25.0 million (or the equivalent in other currencies) or more (excluding therefrom any amount reasonably expected to be covered by insurance), which judgment(s) are not paid, discharged or stayed for a period of 60 days or more; and (vii) certain events of bankruptcy described in the Indenture affecting the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. If any Event of Default (other than an Event of Default specified in clause (vii) above with respect to the Company) shall occur and be continuing and has not been cured or waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” Notwithstanding the foregoing, in the case of an Event of Default specified in clause (vii) above with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together would constitute a Significant Subsidiary, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes will become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future incorporator, director, officer, employee, shareholder or controlling person of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claims based on, in respect of or by reason of such obligations. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under Bermuda corporate law, and it is the view of the SEC that such a waiver may be contrary to public policy.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Inkia Energy Limited

Avenida Victor Andrés Belaúnde 147

Torre Real 5, Piso 13

San Isidro

Lima, Perú

Attention: Daniel Urbina, General Counsel

Fax: (511) 708 2201

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for it.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

—Section 4.10                     —Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Inkia Energy Limited

Avenida Victor Andrés Belaúnde 147

Torre Real 5, Piso 13

San Isidro

Lima, Perú

Attention: Daniel Urbina, General Counsel

Citibank, N.A.

111 Wall Street, 15th Floor

New York, New York 10005

Attention: 15th Floor Window

Re: 8.375% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of April 4, 2011 (the “Indenture”), between Inkia Energy Limited, an exempted limited liability company organized under the laws of Bermuda (the “Company”), and Citibank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $            in such Note[s] or interests (the “Transfer”), to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed Transfer is being made prior to the expiration of the 40-day distribution compliance period as defined in Regulation S, the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(b) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐ a beneficial interest in the:

(i) ☐ 144A Global Note (CUSIP             / ISIN             ), or

(ii) ☐ Regulation S Global Note (CUSIP             / ISIN             ), or

(b) ☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a beneficial interest in the:

(i) ☐ 144A Global Note (CUSIP             / ISIN             ), or

(ii) ☐ Regulation S Global Note (CUSIP             / ISIN             ), or

(iii) ☐ Unrestricted Global Note (CUSIP             / ISIN             ); or

(b) ☐ a Restricted Definitive Note; or

(c) ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Inkia Energy Limited

Avenida Victor Andrés Belaúnde 147

Torre Real 5, Piso 13

San Isidro

Lima, Perú

Attention: Daniel Urbina, General Counsel

Citibank, N.A.

111 Wall Street, 15th Floor

New York, New York 10013

Attention: 15th Floor Window

Re: 8.375% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of April 4, 2011 (the “Indenture”), between Inkia Energy Limited, an exempted limited liability company organized under the laws of Bermuda (the “Company”), and Citibank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

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